Exhibit 99.1

KYNDRYL REPORTS FOURTH QUARTER AND FULL-YEAR 2021 RESULTS

●	Full-year 2021 revenues total $18.7 billion and net loss is $2.3 billion
●	Pro forma revenues total $18.5 billion and pro forma adjusted pretax income is $114 million, both in line with previous guidance
●	Rapidly positioning Kyndryl to capture growth opportunities through new partnerships with cloud hyperscalers and key initiatives

NEW YORK, February 28, 2022 — Kyndryl Holdings, Inc. (NYSE:KD), the world’s largest IT infrastructure services provider, today released financial results for the fourth quarter and full year ended December 31, 2021.

“In the fourth quarter, we built on Kyndryl’s market leadership and delivered early progress as an independent company that is now free to pursue a substantially larger addressable market,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter. “We’re encouraged by our momentum in establishing new partnerships, expanding technology collaborations, deepening existing relationships and winning new customers. We’re also launching three major new initiatives, all with a focus on driving long-term profitable growth.”

Fourth Quarter Results

For the quarter ended December 31, 2021, Kyndryl reported revenues of $4.6 billion, which represented a year-over-year decline of 8%, or 5% in constant currency. The Company reported a pretax loss of $732 million, which included a goodwill impairment charge of $469 million and transaction-related costs of $129 million. The Company had a net loss of $740 million, or $3.30 per diluted share, in the quarter, compared to a net loss of $719 million in the prior-year period.

In the fourth quarter, Kyndryl reported pro forma revenue of $4.6 billion, representing a year-over-year decline of 6%, or 4% in constant currency, and had pro forma signings of $4.4 billion. Kyndryl reported pro forma adjusted EBITDA of $667 million, compared to $889 million in the prior-year period, primarily driven by lower revenues. The Company had pro forma adjusted pretax income of $53 million, compared to $144 million in the prior-year period.

Full-Year Results

For the year ended December 31, 2021, Kyndryl reported revenues of $18.7 billion, which represents a year-over-year decline of 4%, or 5% in constant currency. The Company reported a pretax loss of $1.9 billion, which included a goodwill impairment charge of $469 million and transaction-related costs of $627 million. The Company had a net loss of $2.3 billion for the year, compared to a net loss of $2.0 billion in the prior year. Cash flows from operations were a use of cash of $119 million.

For the full year, Kyndryl had pro forma revenue of $18.5 billion, representing a year-over-year decline of 3%, or 5% in constant currency. Kyndryl reported pro forma adjusted EBITDA of $2.7 billion in 2021, compared to $2.9 billion in 2020. The Company had pro forma adjusted pretax income of $114 million in 2021, compared to $67 million in the prior year. Pro forma adjusted free cash flow was $904 million in 2021.

“Kyndryl is quickly building the foundation for long-term growth,” said David Wyshner, Kyndryl’s Chief Financial Officer. “We are investing in skills and partnerships in order to grow profits and establishing impactful global practices to help Kyndryl and our customers capture value. Kyndryl will continue to lead our industry by leveraging our scale and alliances in a broad and expanding market for digital transformation.”

Major Initiatives

Kyndryl has adopted three major initiatives to drive future growth and profitability:

●	Kyndryl will increase signings, certifications and revenues with its new ecosystem partners and capabilities, which Kyndryl anticipates will enable it to capture up to $1 billion in signings linked to cloud hyperscalers by the end of fiscal year 2023 (ending March 31, 2023)
●	Kyndryl will transform services delivery, which the Company expects will allow it to enhance quality, pivot to new revenue streams, save up to $200 million in annualized costs by the end of fiscal year 2023, and generate additional savings in future years
●	Kyndryl will proactively address elements of its business in which it generates substandard margins, allowing the Company to capture more value for its mission-critical services. Kyndryl estimates this initiative will drive $200 million of annualized benefit by the end of fiscal year 2023 and incremental future savings

The Company will discuss these initiatives in more detail on its March 1 earnings call.

Recent Developments

●	Completed spin-off – Kyndryl completed its spin-off from International Business Machines Corporation and became an independent public company; Kyndryl shares began trading on the New York Stock Exchange on November 4. Kyndryl also became a component of the S&P MidCap 400 Index.
●	Strategic partnerships – The Company signed significant strategic partnerships with Microsoft, Google Cloud and Amazon Web Services to better support customers and accelerate their digital transformations. The partnerships established the Kyndryl University for Microsoft, Google Cloud Academy for Kyndryl and AWS Cloud Center of Excellence to strengthen and grow Kyndryl employees’ technical expertise.

The Company also expanded its app modernization and multicloud services collaboration with VMware; achieved SAP certification for operations capabilities in global cloud and infrastructure operations, signifying best-in-class proficiency; and announced a global network and edge computing alliance with Nokia to provide LTE and 5G solutions for customers.

●	Customer signings – Kyndryl has recently announced new and expanded relationships with several major customers, including contracts for work leading technology integration and data storage infrastructure for BMW Group, modernizing Raytheon’s digital technology environment via the hybrid cloud, facilitating the use of best-in-breed cloud platforms at Etihad Airways, and accelerating cloud migration at RSA Insurance.
●	Technology certifications – The Company significantly expanded its cloud-related capabilities in 2021, with Kyndryl now having more than 16,000 hyperscaler certifications among its employees. Going forward, Kyndryl will continue to grow its hyperscaler certifications to help serve more customer needs related to these technologies.
●	Impairment charge – The Company recorded a non-cash goodwill impairment charge of $469 million in the fourth quarter, primarily related to its European and U.S. operations. As an independent company, Kyndryl was required to record this charge even though the aggregate fair value of its reporting units significantly exceeds their total carrying value.
●	Segment change – As previously announced, Kyndryl has changed its reporting segments and segment metrics to better reflect how management operates and analyzes business performance following our spin-off. The information presented in this release reflects these segment reporting changes.
●	Change in fiscal year – As previously announced, Kyndryl will change its fiscal year-end from December 31 to March 31, effective for the fiscal year ending March 31, 2023. This change will move Kyndryl’s year-end away from the holiday season and many of our customers’ year-ends, which the Company believes will be better for our customers and our customer relationships.

Outlook

In light of the Company’s change in fiscal year, Kyndryl is providing the following outlook for the first calendar quarter of 2022:

●	Revenue decline of approximately 5% in constant currency compared to first quarter 2021 pro forma revenue
●	Adjusted EBITDA margin of 12%-13%
●	Adjusted pretax margin of approximately (1%)

These projected amounts compare to revenue of $4.8 billion, pro forma revenue of $4.7 billion, pretax loss of $403 million, net loss of $494 million, pro forma adjusted EBITDA of $605 million, and pro forma adjusted pretax loss of $64 million in the three months ended March 31, 2021.

Forecasted amounts are based on currency exchange rates as of February 2022. A reconciliation of forward-looking non-GAAP financial information is not included in this release because the individual components of such reconciliation are not currently available without unreasonable effort. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Earnings Conference Call and Webcast

Kyndryl’s fourth quarter and full-year 2021 earnings call is scheduled to begin at 8:30 am ET on March 1, 2022. The live webcast can be accessed by visiting https://investors.kyndryl.com/events-and-presentations/events/ on Kyndryl’s investor relations website or by dialing 1-844-200-6205 (from the U.S. and Canada) or 1-929-526-1599 (from all other locations), and entering access code 401819. A slide presentation will be made available on the same website shortly before the call on March 1, 2022. Following the event, replays will be available via webcast for twelve months at https://investors.kyndryl.com/events-and-presentations/events/ and by telephone for seven days by dialing 1-866-813-9403 (from the U.S. and Canada) or +44-204-525-0658 (from all other locations) and entering replay access code 505657.

About Kyndryl

Kyndryl (NYSE: KD) is the world's largest IT infrastructure services provider. The company designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. Kyndryl's nearly 90,000 employees serve over 4,000 customers in more than 100 countries around the world, including 75 percent of the Fortune 100 companies. For more information, visit www.kyndryl.com

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the information presented in the “Outlook” section of this press release, are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “seek,” “aim” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, risks related to the Company’s recent spin-off from IBM, failure to attract new customers, retain existing customers or sell additional services to customers; technological developments and the Company’s response to such developments; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers; inability to attract and retain key personnel and other skilled employees; impact of local legal, economic, political, health and other conditions, including the COVID-19 pandemic; a downturn in economic environment and customer spending budgets; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities, and higher debt levels; the impact of our business with government customers; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses; risks relating to cybersecurity and data privacy; adverse effects from tax matters and environmental matters; legal proceedings and investigatory risks; impact of changes in market liquidity conditions and customer credit risk on receivables; the

Company’s pension plans; the impact of foreign currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Information Statement included as Exhibit 99.1 to the Registration Statement on Form 10 filed with the Securities and Exchange Commission on October 12, 2021, as such factors are updated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is expected to be filed with the SEC on or about March 15, 2022, and may be further updated from time to time in the Company’s periodic filings with the SEC. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, pro forma adjusted free cash flow, pro forma adjusted EBITDA and pro forma adjusted pretax income. Such non-GAAP amounts are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

Pro Forma Financial Information

This press release also includes certain pro forma financial information. The pro forma adjustments assume that the Company’s spin-off from IBM and related transactions occurred as of January 1, 2020. The pro forma financial information is unaudited and is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results. The pro forma financial information presented includes adjustments that would not be included in the pro forma financial statements contained in a registration statement filed with the Securities and Exchange Commission that contain pro forma information prepared in accordance with Regulation S-X under the Securities Act of 1933.

Investor Contact:
Jenifer Hollander
investors@kyndryl.com

Media Contact:
Ed Barbini
edward.barbini@kyndryl.com

Table 1

KYNDRYL HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues[1]	$4,556	$4,927	$18,657	$19,352

Cost of services[2]	$4,011	$4,266	$16,570	$17,143
Selling, general and administrative expenses	643	770	2,776	2,948
Workforce rebalancing charges (benefit)	(1)	563	39	918
Transaction-related costs	129	21	627	21
Impairment expense	469	—	469	—
Interest expense	18	16	64	63
Other (income) expense	19	8	35	25
Total costs and expenses	$5,287	$5,643	$20,580	$21,118

Income (loss) before income taxes	$(732)	$(716)	$(1,922)	$(1,766)
Provision for income taxes	$8	$2	$397	$246
Net income (loss)	$(740)	$(719)	$(2,319)	$(2,011)

Earnings per share data
Basic earnings (loss) per share	$(3.30)	$(3.21)	$(10.35)	$(8.97)
Diluted earnings (loss) per share	(3.30)	(3.21)	(10.35)	(8.97)

Basic shares outstanding	224.2	224.1	224.1	224.1
Diluted shares outstanding	224.2	224.1	224.1	224.1

1 Total revenue includes related party revenue for the three months and year ended December 31: $260 million and $704 million in 2021, $161 million and $645 million in 2020.

2 Cost of services includes related party cost for the three months and year ended December 31: $1,100 million and $3,979 million in 2021, $945 million and $3,767 million in 2020.

Table 2

FOURTH QUARTER AND FULL-YEAR SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
Segment Results	2021	2020	2021	2020
Revenue
United States	$1,193	$1,279	$4,805	$5,084
Japan	683	781	2,923	3,042
Principal Markets[1]	1,670	1,871	7,085	7,187
Strategic Markets[1]	1,010	996	3,844	4,040
Total revenue	$4,556	$4,927	$18,657	$19,352
Pro forma revenue
United States	$1,186	$1,267	$4,781	$5,069
Japan	734	810	3,029	3,155
Principal Markets	1,642	1,752	6,703	6,642
Strategic Markets	1,017	1,051	4,010	4,230
Total pro forma revenue	$4,579	$4,879	$18,523	$19,096
Adjusted EBITDA
United States	$158	$246	$757	$859
Japan	158	252	823	924
Principal Markets	165	147	144	162
Strategic Markets	122	51	479	386
Corporate and other[2]	(28)	(44)	(154)	(153)
Total adjusted EBITDA	$575	$651	$2,049	$2,179
Pro forma adjusted EBITDA[3]
United States	$190	$320	$965	$1,121
Japan	165	290	940	1,054
Principal Markets	193	276	525	593
Strategic Markets	145	41	449	302
Corporate and other[2]	(26)	(38)	(150)	(153)
Total pro forma adjusted EBITDA	$667	$889	$2,730	$2,917

			December 31,
Balance Sheet Data			2021	2020
Cash and equivalents			$2,223	$24
Debt (short-term and long-term)			3,233	209
Stockholders' equity			2,702	4,931

[1]

Principal Markets is comprised of Kyndryl’s operations in Australia/New Zealand, Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations.

[2]	Represents net amounts not allocated to segments
[3]	Calculated as if Kyndryl’s spin-off had occurred on January 1, 2020. See Table 4 for additional details.

Table 3

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(2,319)	$(2,011)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property and equipment	1,300	1,445
Depreciation of right-of-use assets	327	424
Amortization transition costs and prepaid software	1,278	1,379
Amortization of capitalized contract costs	563	683
Amortization of intangibles	37	29
Goodwill impairment	469	—
Stock-based compensation	71	64
Deferred taxes	(401)	(52)
Net (gain) loss on asset sales and other	11	4
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(1,618)	(1,917)
Right-of-use assets and liabilities (excluding depreciation)	(374)	(372)
Workforce rebalancing liabilities	(341)	560
Accounts receivable	(1,076)	387
Accounts payable	125	70
Taxes (including items settled with Parent)	989	297
Other assets and other liabilities	842	(360)
Net cash provided by (used in) operating activities	$(119)	$628

Cash flows from investing activities:
Payments for property and equipment	$(752)	$(1,036)
Proceeds from disposition of property and equipment	194	84
Other investing activities, net	(14)	(1)
Net cash used in investing activities	$(572)	$(953)

Cash flows from financing activities:
Payments to settle debt	(91)	(66)
Proceeds from issuance of debt, net of debt issuance cost	3,035	—
Short-term borrowings (repayments), net	3	—
Net transfers from Parent	(30)	377
Common stock repurchases for tax withholdings	(1)
Net cash provided by financing activities	$2,915	$312

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(22)	$1
Net change in cash, cash equivalents and restricted cash	$2,203	$(13)

Cash, cash equivalents and restricted cash at January 1	38	50
Cash, cash equivalents and restricted cash at December 31	$2,240	$38

Supplemental data
Income taxes paid, net of refunds received	$12	$—
Interest paid on debt	$2	$—

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it improves visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Pro forma adjusted pretax income is defined as pretax income excluding transaction-related costs, amortization of intangible assets, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation, workforce rebalancing charges, impairment expense, significant litigation costs and foreign currency impacts of highly inflationary countries. This metric is further adjusted for excess cost allocations from our former Parent, incremental costs to support independence and growth, other adjustments related to post-Separation commercial pricing agreements with IBM, the portion of the IBM business that was conveyed to Kyndryl and ongoing effects of the Separation-related transactions. Pro forma adjusted pretax margin is calculated by dividing pro forma adjusted pretax income, as defined above, by pro forma revenue. Management uses pro forma pretax income and pro forma pretax margin to evaluate our performance. Management also uses it when publicly providing our business outlook. We believe pro forma adjusted pretax income and pro forma pretax margin are helpful supplemental metrics for investors in evaluating our operating performance because they can be used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company. Pro forma adjusted pretax income and pro forma adjusted pretax margin eliminate the impact of expenses that do not relate to core business performance. Pro forma adjusted pretax income is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), transaction-related costs, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation, workforce rebalancing charges, impairment expense, significant litigation costs, and foreign currency impacts of highly inflationary countries. This metric is further adjusted for excess cost allocations from our former Parent, incremental costs to support independence and growth, other adjustments related to post-Separation commercial pricing agreements with IBM, the portion of the IBM business that was conveyed to Kyndryl and ongoing effects of the Separation-related transactions to arrive at pro forma adjusted EBITDA.

Pro forma adjusted EBITDA margin is calculated by dividing pro forma adjusted EBITDA, as defined above, by pro forma revenue. Management uses pro forma adjusted EBITDA and pro forma adjusted EBITDA margin to evaluate our performance. Management also uses these metrics when publicly providing our business outlook. We believe they are a helpful supplemental measure to assist investors in evaluating our operating results as they exclude certain items whose fluctuation from period to period do not necessarily correspond to changes in the operations of our business. Pro forma adjusted EBITDA and pro forma adjusted EBITDA margin are financial measures that are not recognized under U.S. GAAP and should not be considered as an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP.

Pro forma adjusted free cash flow is defined as cash flow from operations after adding back transaction-related costs, workforce rebalancing payments, adjustments related to post-Separation commercial pricing agreements with IBM, the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions less net capital expenditures. Management uses pro forma adjusted free cash flow as a measure to evaluate its operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted free cash flow is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Pro forma adjusted free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Pro forma signings reflect the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions. Management believes that the estimated value of signings provide insight into the Company’s potential future revenue, and management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base, as well as views signings as useful decision-making information for investors.

Reconciliation of GAAP revenue to pro forma revenue

	Three Months Ended
	March 31,	December 31,		Year-over-Year
	2021	2021	2020	Change
Revenue as reported (GAAP)	$4,771	$4,556	$4,927	(8)%
Pro forma adjustments[1]	(63)	23	(48)
Pro forma revenue	$4,709	$4,579	$4,879	(6)%
Revenue growth in constant currency				(5)%
Pro forma revenue in constant currency				(4)%

	Year Ended December 31,		Year-over-Year
	2021	2020	Change
Revenue as reported (GAAP)	$18,657	$19,352	(4)%
Pro forma adjustments[1]	(134)	(256)
Pro forma revenue	$18,523	$19,096	(3)%
Revenue growth in constant currency			(5)%
Pro forma revenue in constant currency			(5)%

1 Adjustments to reflect the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions.

Reconciliation of net income (loss) to adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) (GAAP)	$(740)	$(719)	$(2,319)	$(2,011)
Provision for income taxes	8	2	397	246
Workforce rebalancing charges	(1)	563	39	918
Transaction-related costs	129	21	627	21
Stock-based compensation expense	18	17	71	64
Interest expense	18	16	64	63
Depreciation expense	294	365	1,300	1,445
Amortization expense	313	379	1,314	1,408
Goodwill impairment	469	—	469	—
Other adjustments[1]	67	7	88	25
Adjusted EBITDA (non-GAAP)	$575	$651	$2,049	$2,179

1 Adjustments to reflect pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and foreign currency impacts of highly inflationary countries.

Reconciliation of net income (loss) to pro forma pretax income and pro forma adjusted EBITDA

	Three Months Ended			Year Ended
	December 31,	March 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net income (loss) (GAAP)	$(740)	$(494)	$(719)	$(2,319)	$(2,011)
Provision for income taxes	8	91	2	397	246
Pretax income (loss)	$(732)	$(403)	$(716)	$(1,922)	$(1,766)
Workforce rebalancing charges	(1)	52	563	39	918
Transaction-related costs	129	55	21	627	21
Stock-based compensation expense	18	16	17	71	64
Goodwill impairment	469	—	—	469	—
Excess cost allocations from IBM	14	154	195	493	591
Effects of post-Separation commercial agreements with IBM	70	118	123	416	501
Incremental costs to support independence and growth	—	(94)	(94)	(274)	(375)
Pro forma and other adjustments[1]	86	39	35	196	113
Pro forma adjusted pretax income	$53	$(64)	$144	$114	$67
Interest expense	18	20	19	76	77
Depreciation expense	294	327	352	1,262	1,395
Amortization expense	302	323	373	1,278	1,379
Pro forma adjusted EBITDA	$667	$605	$889	$2,730	$2,917
Pro forma revenue	4,579	4,709	4,879	18,523	19,096
Pro forma adjusted EBITDA margin	14.6%	12.9%	18.2%	14.7%	15.3%

1 Pro forma and other adjustments represent amortization of intangible assets, pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and foreign currency impacts of highly inflationary countries.

Reconciliation of cash flow from operations to pro forma adjusted free cash flow

Year Ended December 31,
2021
Cash flow from operations (GAAP)	$(119)
Plus: Workforce rebalancing payments	370
Plus: Pro forma adjustments[1]	697
Plus: Transaction-related costs[2]	514
Adjusted cash flow from operations	$1,462
Less: Net capital expenditures	(558)
Pro forma adjusted free cash flow	$904

[1]

Pro forma adjustments reflect effects of excess cost allocations from our former Parent, post-Separation commercial pricing agreements with IBM, and the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions.

[2]	Transaction-related costs primarily relate to post-Separation systems migration costs, re-branding costs and costs related to employee retention program implemented by our former Parent

Reconciliation of signings to pro forma signings (in billions)

	Three Months Ended December 31,		Year-over-Year
	2021	2020	Change
Historical signings	$4.4	$5.7	(23)%
Pro forma adjustments[1]	—	0.3
Pro forma signings	$4.4	$6.0	(26)%

[1]	Adjustments to reflect the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions.